Exhibit 10.5
GATES CORPORATION
EXECUTIVE CHANGE IN CONTROL PLAN
(Effective July 20, 2026)
Gates Corporation (the “Company”) has adopted this Executive Change in Control Plan (the “Plan”) for the benefit of certain management employees of the Company or one of its U.S. Subsidiaries on the terms and conditions hereinafter stated. Participation in the Plan is generally intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement.
The Plan supersedes, solely for the Participants, the Gates Industrial Corporation plc Executive Change in Control Plan and any other prior plans, policies, guidelines, arrangements, agreements, letters, and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits to the Participants (or for the Participants’ benefit) in connection with a change in control, which, for the avoidance of doubt, does not include severance benefits provided pursuant to the Company’s Executive Severance Plan (collectively, “Other Change in Control Severance Arrangements”). As such, the Plan represents the exclusive severance benefit provided to Participants in connection with a change in control, and such individuals shall not be eligible for any other severance benefits provided in any Other Change in Control Severance Arrangements. For the avoidance of doubt, Other Change in Control Severance Arrangements shall not include any Awards (as defined in the Incentive Plans), which Awards shall be governed by the terms and conditions of the Incentive Plans and the applicable Award agreements thereunder.
1.Definitions.
(a)“2018 Omnibus Plan” means the Parent’s Amended and Restated 2018 Omnibus Incentive Plan, as amended from time to time (and/or the most recent successor plan thereto adopted by the Parent for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).
(b)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer through the date of Termination, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a Termination (including, where applicable, death or Disability), including rights with respect to Parent equity (or equity derivatives) or equity-based incentive awards, but excluding any Other Change in Control Severance Arrangements, in accordance with the terms contained therein.
(c)“Affiliate” has the meaning set forth in the 2018 Omnibus Plan.
(d)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates immediately prior to such Participant’s Termination.
(e)“Asset Sale” means a Change in Control resulting from the sale, transfer, or other disposition of all or substantially all of the assets of the Parent to any Person that is not an Affiliate of the Company.
(f)“Base Salary” means the greater of the Participant’s annual base salary rate (i) immediately prior to a Change in Control and (ii) during the period beginning on a Change in Control and ending on the occurrence of a Qualifying Change in Control Termination, in each case, exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, or benefits provided under any benefit plan sponsored by any member the Company Group, including, but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, or insurance coverage or medical benefits, and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of any member of the Company Group.
(g)“Board” means the board of directors of the Parent.

(h)“Cause” means as to any Participant, unless such Participant’s Participation Notice and Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and any member of the Company Group in effect at the time of such Termination; or (ii) (A) the willful and continued failure by the Participant to substantially perform duties consistent with the Participant’s position with the Company or any of its U.S. Subsidiaries (other than any such failure resulting from death, incapacity due to physical or mental illness or Termination by the Participant for Constructive Termination), after a demand for substantial performance is delivered to the Participant by the Board, together with a copy of the resolution of the Board that specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within 14 days of receiving such written demand, (B) the willful engaging by the Participant in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company Group, monetarily or otherwise or (C) the Participant’s conviction of a felony, or conviction of a misdemeanor involving assets of the Company Group. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company Group.
(i) “Change in Control” has the meaning set forth in the 2018 Omnibus Plan.
(j)“Claims Administrator” means: (i) prior to a Change in Control, the Committee or such other individual or group of individuals as may be appointed as the Claims Administrator under the Plan by the Committee from time to time; and (ii) after a Change in Control, the Committee, or such other individual or group of individuals as were appointed as the Claims Administrator under the Plan by the Committee, as in effect immediately prior to the Change in Control.
(k)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations, and other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(l)“Committee” means the compensation committee of the Board or any properly delegated subcommittee thereof.
(m)“Company Group” means, collectively, the Company and its Affiliates.
(n)“Constructive Termination” shall have the meaning set forth in any employment agreement entered into by and between a Participant and any member of the Company Group, or, in the absence of any such employment or consulting agreement (or the absence of any definition of “good reason” contained therein), any of the following, without the Participant’s prior written consent: (i) a reduction in the Participant’s Base Salary or Target Bonus Amount, (ii) a material diminution of the Participant’s title, authority, duties, or reporting responsibilities, (iii) a required relocation of the Participant’s primary place of business by more than 50 miles from its then-current location, (iv) the failure of the Employer to pay or cause to be paid the Participant’s Base Salary or annual bonus when due, (v) any breach by the applicable member of the Company Group of this Plan (including the exhibits thereto) or the Participant’s Participation Notice and Agreement (including Appendix A thereto) or any agreement between a member of the Company Group and the Participant relating to the Participant’s compensation (including any equity awards), (vi) an increase in the business travel required by the Company Group which represents an increase, as compared to immediately prior to such increase, by more than 20% of the Participant’s total business time, or (vii) a material reduction in the employee benefits or perquisites provided to the Participant; provided, that any event described in the foregoing clauses (i) through (vii) shall constitute a Constructive Termination only if the Company (or the applicable member of the Company Group) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes such Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
(o)“Disability” shall have the meaning set forth in the 2018 Omnibus Plan.

(p)“Employer” means, with respect to any Participant, (i) prior to a Change in Control, the Company or U.S. Subsidiary of the Company by which such Participant is employed, and (ii) following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(r)“Incentive Plans” means the 2018 Omnibus Plan, the Parent’s 2014 Stock Incentive Plan, each as amended from time to time (and/or the most recent successor plan thereto adopted by the Parent for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).
(s)“Parent” means Gates Industrial Corporation Ltd.
(t)“Participant” means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.
(u)“Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth as Exhibit A hereto.
(v)“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).
(w)“Qualifying Change in Control Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination, in each case, within the period beginning 90 days prior to the consummation of a Change in Control and ending on the second anniversary of the date of such Change in Control; provided, however, it shall not be considered a Qualifying Change in Control Termination if:
(i) such Participant’s Termination upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time;
(ii)such Participant’s Termination in connection with an Asset Sale, but only if the Committee determines in its sole discretion that, in connection with such Asset Sale, either (A) such Participant was offered employment with the purchaser (or an affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Bonus Amount opportunity, and (z) on terms that included an offer to assume the Company’s severance obligations contained herein, or (B) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or affiliate thereof) following such Asset Sale; or
(iii)prior to the Participant’s Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under circumstances that constitute a retirement for the purposes of any Award granted under the Incentive Plans.
(x)“Release Agreement” means a release of claims in a form provided by the Claims Administrator to the Participant, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other Persons and entities designated by the Company from any liability arising from such Participant’s employment or Termination (other than with respect to the Participant’s rights under the Plan).
(y)“Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.

(z)“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
(aa)“Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to such Participant’s position as of immediately prior to such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in such Participant’s Participation Notice and Agreement.
(ab)Subsidiary” has the meaning set forth in the 2018 Omnibus Plan.
(ac)“Target Bonus Amount” means the greater of the Participant’s target annual bonus (i) immediately prior to a Change in Control and (ii) during the period beginning on a Change in Control and ending on the occurrence of a Qualifying Change in Control Termination.
(ad)“Termination” means the termination of the Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any Termination of such Participant by reason of a transfer to the employ of another member of the Company Group.
(ae)“Welfare Continuation Period” means, as to any Participant, the Welfare Continuation Period set forth in Exhibit B applicable to the Participant’s position as of immediately prior to such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement.
1.Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company or its U.S. Subsidiaries that is designated as a Participant by the Committee; provided, that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice and Agreement, and following the Participant’s Termination, execute, deliver and not revoke a Release Agreement.
2.Termination of Employment.
(a)Payments upon a Qualifying Change in Control Termination. If the Participant’s Termination is a Qualifying Change in Control Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement, as contemplated in Section 3(d) below, and continued compliance with the Restrictive Covenants set forth in Appendix A of the Participation Notice and Agreement, the Participant shall be entitled to the following payments and benefits:
(i)Prorated/Prior Year Bonuses. (A) To the extent not previously paid, the bonus amount otherwise payable under the Annual Bonus Program for the fiscal year immediately preceding the fiscal year in which the Participant’s Termination occurs, based on actual performance (with any individual performance factor as such term is defined in the Annual Bonus Program set at 1, if applicable) for such immediately preceding fiscal year, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan, payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15 of the fiscal year immediately following the fiscal year in which such Termination occurs) and (B) the Target Bonus Amount for the fiscal year in which the Participant’s Termination occurs, prorated for the days of service in such fiscal year up to and including the date of Termination, such amount to be paid in a lump sum no later than the 60th day following the Termination Date;
(ii)COBRA Continuation Payment. A cash payment in an amount equal to the sum of the total amount of the monthly (A) COBRA insurance premiums for participation in the health and dental benefit programs of the Company or its U.S. Subsidiary, as applicable and (B) the Employer-paid portion of the base premium for participation in the life and long-term disability programs of the Company Group and, in each case, in which the Participant participated immediately prior to such Participant’s Termination, payable monthly for each month of the Welfare Continuation Period in accordance with the Employer’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date;
(iii)Cash Severance. An amount equal to (A) such Participant’s applicable Severance Multiple multiplied by (B) the sum of such Participant’s then-current (1) Base Salary and (2) Target Bonus Amount, such amount to be paid in a lump sum no later than the 60th day following the Termination Date; provided, however, if (i) the Qualifying Change in Control Termination occurs within the period beginning 90 days prior to the consummation of a Change in Control or (ii) if the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then, to the extent required to comply with Section 409A of the Code, the Cash Severance shall be paid in accordance with the time and form of payment set forth in the Gates Corporation Executive Severance Plan; and
(iv)Outplacement Services. Reimbursement for reasonable outplacement services actually incurred by such Participant which are directly related to such Participant’s Termination and which are incurred only during a six-consecutive month period that ends within or with the 12-month period following the Participant’s Termination.
(b)Treatment of Equity Awards. For the avoidance of doubt, in the event of a Participant’s Termination, including, without limitation, a Participant’s Qualifying Change in Control Termination, the Participant’s outstanding Awards, if any, shall be governed by the terms and conditions of the Incentive Plans and the applicable Award agreements thereunder.
(c)Other Termination Events. If a Participant experiences a Termination which does not constitute a Qualifying Change in Control Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan and shall only be entitled to receive the Accrued Obligations.
(d)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 3(a) above (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within 60 days following the date of Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes such Participant’s acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance or other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Code Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (but in any event no later than 74 days following the Participant’s Termination), after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
3.Additional Terms.
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state, and local taxes and may be affected by any legally required withholdings.
(b)Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of any member of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company Group will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
(c)Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination, such Participant is a “specified employee” as defined in Code Section 409A,

and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any decrease or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional material cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided, however, that none of the Company, any other member of the Company Group, or any of their respective employees or representatives shall have any liability to the Participant with respect thereto. For the purposes of Code Section 409A, each payment made under the Plan, including each installment payment, shall be treated as a separate payment.
4.Termination or Amendment of the Plan. Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated, or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that the Plan may not be amended, terminated, or discontinued during the two-year period beginning on a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law); provided, further, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan shall be effective with respect to the Participant until the first anniversary of such amendment, termination, or discontinuance (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law). The Plan shall automatically terminate on the second anniversary of a Change in Control; provided, however, that if prior to such termination date a Participant has undergone a Qualifying Change in Control Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.
5.Limitation of Certain Payments. If any payment, benefit or distribution of any type to or for the benefit of a Participant, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of the Plan or otherwise by the Company or any of its Affiliates (collectively, the “Parachute Payments”) would subject a Participant to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, however, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by a Participant after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless a Participant has given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required (any such notice being compliant with the requirements of Code Section 409A to avoid the imputation of any tax, penalty or interest thereunder and, if not compliant, shall be disregarded), the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments, in each case, with the Parachute Payments to be made furthest in the future being reduced first; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Code Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Code Section 409A.

6.Claims Procedure.
(a)Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, such individual is not entitled to benefits and/or payments under the Plan.
(b)Decision. If a Participant’s claim for benefits under the Plan is denied, the Participant will receive a written notice within 90 days (in special circumstances, the Claims Administrator may determine that an extension of this initial 90-day period is required, and in such event a notice of extension stating the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the benefit determination will be provided to the Participant within the initial 90-day period; provided, however, that in no event shall such extension exceed a period of 90 days from the end of such initial period):
(i) requesting additional material or information to further support the claim and the reasons why these are necessary;
(ii)setting forth specific reasons as to why the claim was denied;
(iii)setting forth clear reference to the Plan provisions upon which the denial is based; and
(iv)providing notice of the Participant’s right to have the denial reviewed (as explained below), which shall include a statement of the Plan’s review procedures and the time limits applicable to such procedures.
(c)Request for Review of Denial of Benefits. The Participant or the Participant’s authorized representative may request a review of the Participant’s claim by giving written notice to the Claims Administrator. Each Participant has the right to have representation, review pertinent documents, and present written documents and comments pertinent to the claim. A Participant’s request must be made not later than 60 days after the Participant receives the notice of denial. If a Participant fails to act within the 60-day limit, the Participant loses the right to have the Participant’s claim reviewed.
(d)Decision on Review. Upon receipt of a request for review from Participant, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the Participant’s request. In special circumstances, the Claims Administrator may determine that an extension of this initial 60-day period is required, and in such event a notice of extension stating the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the benefit determination will be provided to the Participant within the initial 60-day period; provided, however, that in no event shall such extension exceed a period of 60 days from the end of such initial period. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be subject to review by any court of competent jurisdiction.
(e)Legal Fees and Expenses. All legal fees and expenses incurred by a Participant in connection with or resulting from any action, suit, or proceeding to which such a Participant may be a party or in which such Participant may be involved in connection with such Participant’s successful enforcement of any rights under the Plan shall be reimbursed as incurred by the Company
(f)In Case of Clerical Error. If any information regarding a Participant is incorrect as reasonably determined by the Claims Administrator, and the error affects the Participant’s benefits, the correct information will determine the extent, if any, of the Participant’s benefits under the Plan.
(g)No Limitation of Rights. Nothing in this Section 7 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under the Plan.
7.General Information.

(a)No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group or interfere in any way with the right of any member of the Company Group to terminate the Participant’s employment, with or without cause.
(b)Plan Not Funded. Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund, or deposit shall be made to assure payment of such amounts. No Participant, beneficiary, or other Person shall have any right, title, or interest in any fund or in any specific asset of any member of the Company Group by reason of participation hereunder. None of (i) the provisions of the Plan, (ii) the creation or adoption of the Plan, or (iii) any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any other member of the Company Group and any Participant, beneficiary, or other Person. To the extent that a Participant, beneficiary, or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests. All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge. This Section 8(c) shall not apply to an assignment of a contingency or payment due: (i) after the death of a Participant, to the deceased Participant’s legal representative or beneficiary; or (ii) after the disability of a Participant, to the disabled Participant’s personal representative.
(d)Discretion of the Company Group, Board, Committee, and Claims Administrator. Any decision made or action taken by, or inaction of, any member of the Company Group, the Board, the Committee, or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee will control.
(e)Indemnification. None of the Board, the Committee, any employee of any member of the Company Group, or any Person acting at the direction thereof (each such Person, an “Affected Person”) shall have any liability to any Person (including, without limitation, any Participant), for any act, omission, interpretation, construction, or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit, or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit, or proceeding against such Affected Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud, or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.
(f)Code Section 409A. To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Code Section 409A, the provisions of the Plan will be administered, interpreted, and construed in a manner necessary to comply with Code Section 409A or an exemption thereto and any provision that would cause the Plan to fail to comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect. Notwithstanding any provision of the Plan to the contrary, in no event shall any member of the Company Group (or any of their employees, officers, or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(g)Code Section 457A. To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Code Section 457A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Code Section 457A, the provisions of the Plan will be administered, interpreted, and construed in a manner necessary to comply with Code Section 457A or an exemption thereto and any provision that would cause the Plan to fail to comply with or be exempt from Code Section 457A, as the case may be, shall have no force and effect. Notwithstanding any provision of the Plan to the contrary, in no event shall any member of the Company Group (or any of their employees, officers, or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Code Section 457A or any other applicable law.
(h)No Duplication. The benefits under the Plan replace and supersede any severance benefits payable upon a Termination previously established under any Other Change in Control Severance Arrangement. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Change in Control Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
(i)Governing Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado (other than to the extent set forth in the Participation Notice and Agreement).
(j)Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the (i) Company, at 1144 Fifteenth Street, Suite 1400, Denver CO, 80202, Attention: Chief Legal Officer, or (ii) Participant, at the Participant’s most recent address on file with the Company.
(k)Captions. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(l)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Exhibit A
GATES CORPORATION
EXECUTIVE CHANGE IN CONTROL PLAN
Participation Notice and Agreement
Participant:

Qualifying Change in Control Termination
Severance Multiple:	[•]x1
Welfare Continuation Period:	[•] months
I hereby agree to the terms and conditions of the Gates Corporation Executive Change in Control Plan (as amended from time to time, the “Plan”) to which this Participation Notice and Agreement is attached as Exhibit A, including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereinto. Capitalized terms used but not defined in this Participation Notice and Agreement shall have the meanings given to such terms in the Plan.
I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines, and other arrangements, including any Other Change in Control Severance Arrangements, with respect to all subject matters covered under the Plan and my rights, if any, to severance upon my Termination for any reason.
The Company and I further agree that:
[Effective as of the date hereof, the employment agreement that I entered into with a member of the Company Group or its predecessor, dated as of [Date] (the “Employment Agreement”) shall be terminated in all respects and each party shall have no further rights or obligations with respect thereto, other than any provisions therein which were intended to survive the termination thereof. My waiver of any rights under the Employment Agreement is irrevocable to the fullest extent provided under the laws of the State of Colorado; and] [Bracketed language only to be included for employees currently subject to an employment agreement.]
I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice and Agreement, which provisions are incorporated into this Participation Notice and Agreement and made a part hereof.
Dated:
PARTICIPANT
______________________________
[Type participant name]
1 Individuals with the title “Senior Vice President” may only participate upon CEO and Compensation Committee approval.
Exhibit A-1

APPENDIX A
Restrictive Covenants
The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company. The Participant accordingly agrees to the provisions of this Appendix A to the Participant’s Participation Notice and Agreement under the Gates Corporation Executive Change in Control Plan (as amended from time to time, the “Plan”) (such provisions, the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained herein are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group. For the purposes of this Appendix A, any reference to the “Company” shall mean the Parent, the Company and/or its Affiliates (as applicable), collectively, and any reference to “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.
1.General Terms.
(a)The terms of this Appendix A constitute confidential information, which the Participant shall not disclose to anyone other than the Participant’s spouse, attorneys, tax advisors, or as required by law. The Company may disclose the terms of this Appendix A subject to applicable law. The terms of this Appendix A shall supplement, but not supersede or replace, any similar restrictive covenants to which the Participant has otherwise agreed to be bound.
2.Company Property.
(a)All written materials, records, data, and other documents prepared or possessed by the Participant during the Participant’s Employment are the Company’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property. For purposes of this Appendix A, the term “Employment” shall mean a Participant’s employment as an employee of the Company or any of its Subsidiaries.
(i)All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by the Participant individually or in conjunction with others during the Participant’s Employment (whether during business hours and whether on the Company’s or any of its Subsidiaries’ premises or otherwise) which relate to the Company’s or any of its Subsidiaries’ business, products, or services are the Company’s property. The Participant agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by the Participant (either solely or jointly with others) during the Participant’s Employment and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or one or more of its Subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” the Participant hereby assigns and agrees to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that the Participant may have in and to such Work Product. The Participant shall promptly perform all
Appendix A-1

actions reasonably requested by the Committee (whether during or after the Employment period) to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
(ii)At the termination of the Participant’s Employment with the Company or any of its Subsidiaries for any reason, the Participant shall return all of the Company’s or any of its Subsidiaries’ property to the Company.
3.Confidential Information; Non-Disclosure.
(a)The Participant acknowledges that the business of the Company and its Subsidiaries is highly competitive and that the Company has provided and will provide the Participant with access to Confidential Information relating to the business of the Company and its Subsidiaries. For the purposes of this Appendix A, “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. The Participant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its Subsidiaries in their business to obtain a competitive advantage over their competitors. The Participant further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position.
(i)The Participant also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company and its Subsidiaries.
(ii)The Participant agrees that the Participant will not, at any time during or after the Participant’s Employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its Subsidiaries, or make any use thereof, except in the carrying out responsibilities related to the Participant’s Employment or as may be lawfully required by a court or other governmental authority. The Participant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.
4.Non-Competition Obligations.
(a)The Participant acknowledges that the Company is providing the Participant with access to Confidential Information. The Participant’s non-competition obligations are ancillary to the Participant’s Employment, this Appendix A and agreement to disclose Confidential Information to the Participant. In order to protect the Confidential Information described above, and in consideration for the Participant’s receiving access to this Confidential Information and receiving the Options and other
Appendix A-2

related benefits provided in this Appendix A and elsewhere, the Company and the Participant agree to the following non-competition provisions:
(i)During the Participant’s Employment and during the 12-month period following the Participant’s date of termination of Employment for any reason (or such longer period as the Participant is eligible to receive severance payments pursuant to any other written agreement with the Company or its Affiliates) (the “Post-Termination Period”), the Participant shall not, directly or indirectly, in any capacity, compete with, be employed or engaged by, have a financial interest in any capacity other than as a passive investor of less than 5% of the outstanding stock of any public corporation, advise, lend Participant’s name to or otherwise be involved in, provide services to or participate in any business which competes with the businesses of the Company and its Subsidiaries within the geographic areas in which business is conducted by the Company or its Subsidiaries (including, without limitation, North America, Europe, Russia, the Middle East, Africa, China, India, Japan, Korea, Thailand, Indonesia, Singapore, Australia and South America and businesses and geographies which the Company or its Subsidiaries have specific plans to conduct in the future and as to which the Participant is aware of such planning).
(ii)The terms of this Appendix A shall not apply to any Participant whose primary place of Employment is located in the State of California (or any other jurisdiction in which such terms are unlawful).
5.Non-Solicitation of Customers. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not, directly or indirectly, solicit, attempt to solicit, call upon or accept the business of any firm, person or company who is or was a customer, client or supplier of any business of the Company and its Affiliates in respect of which the Participant had received proprietary or confidential information if such solicitation or acceptance of business could result in the diversion of business away from the Company or any such Affiliate or operate to prejudice the Company or any such Affiliate.
6.Non-Solicitation of Employees. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not solicit, attempt to solicit or communicate in any way with employees of the Company or any of its Subsidiaries for the purpose of having such employees employed or in any way engaged by another person, firm, corporation or other entity.
7.Non-Disparagement. The Participant agrees that during the Participant’s Employment with the Company and after termination of that Employment for any reason, the Participant shall not make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) regarding the Company or any of its Subsidiaries or Affiliates or any such Person’s businesses, shareholders, agents, officers, directors or contractors (it being understood that comments made in the Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Appendix A); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.
8.Specific Performance; Survival.
(a)The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by the Plan or any Participation Notice and Agreement thereunder and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(b)The provisions of this Appendix A shall survive the Participant’s Termination.
Appendix A-3

9.Protected Activities.
(a)Nothing in this Appendix A shall prohibit or impede the Participant from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.
(b)Except as otherwise provided in Paragraph 9(a) of this Appendix A or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company.
Appendix A-4

Exhibit B

Benefit Tiers – Qualifying Change in Control Termination
With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples and Welfare Continuation Periods shall apply in the event of a Qualifying Change in Control Termination. Capitalized terms used but not defined herein have the meaning given to such terms in the Gates Corporation Executive Change in Control Plan, as amended from time to time, to which this Benefit Tiers summary is attached as Exhibit B.

Benefit Tier	Eligible Positions and Titles
Tier 1	Chief Executive Officer
Tier 2	Executive Officers[2]
Tier 3	Select Senior Vice President(s)[3]

Benefit	Tier 1	Tier 2	Tier 3
Severance Multiple	[•]x	[•]x	[•]x
Welfare Continuation Period (months)	[•]	[•]	[•]

2 As defined in §240.3b-7 of the Securities Exchange Act.
3 Individuals with the title “Senior Vice President” may only participate upon CEO and Compensation Committee approval.
Exhibit B-1